 Exhibit 5.1

September 30, 2015

WPCS International Incorporated

521 Railroad Avenue

Suisun City, California 94585

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) on September 30, 2015, for the registration of 2,132,959 shares (the “Shares”) of Common Stock, par value $0.00001 per share, of WPCS International Incorporated, a Delaware corporation (the “Company”). The Shares include (1) shares of Common Stock initially issuable upon conversion of the Series H-1 Preferred Stock of the Company (the “Series H-1 Preferred Stock”) and (2) shares of Common Stock initially issuable upon exercise of certain warrants of the Company (the “Warrants”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation, as amended, and Bylaws, and resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) which authorize and provide for the filing of the Registration Statement, the issuance of the Shares and the inclusion thereon of the Issued Shares for resale, and we have made such investigation of law as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. For the purposes of this opinion letter, we have assumed that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures (other than signatures on behalf of the Company) on each such document are genuine. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (i) any other law or (ii) the laws of any other jurisdiction.

Page 2 September 30, 2015

Based upon and subject to the foregoing, it is our opinion that (1) the Shares that may be issued upon conversion of the Series H-1 Preferred Stock are duly authorized for issuance by the Company and, assuming a sufficient number of authorized but unissued shares of Common Stock is available for such issuance, will be validly issued, fully paid and nonassessable and (2) the Shares that may be issued upon exercise of the Warrants are duly authorized for issuance by the Company and, upon the Company’s receipt of the exercise price thereof, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters”. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP